Jerry A. Grundhofer
Chairman, President & CEO

800 Nicollet Mall, 23rd Floor
Minneapolis, MN 55402

*YOUR VOTE HAS NOT BEEN RECEIVED*

April 6, 2004

Dear Fellow Shareholder:

Our records show that your vote has not yet been received for the Annual Meeting of Stockholders of U.S. Bancorp to be held on Tuesday, April 20, 2004. Even if you plan to attend the meeting in person, please take a moment right now to ensure that your shares are represented at this important meeting.

At the meeting you will be asked to elect five directors, ratify the selection of our company’s auditors and to vote on three shareholder proposals. Your Board of Directors has carefully reviewed the merits of the three shareholder proposals and unanimously recommends a vote AGAINST proposals three, four and five on the enclosed proxy card.

*YOUR VOTE IS IMPORTANT*

Your Board believes that the shareholder proposals, described in the proxy statement that you should have already received, could have a negative impact on our company. If adopted, the three proposals would place restrictions on your Board’s ability to attract and retain talented employees and would impair our ability to make strategic decisions in the future.

*PLEASE SUPPORT YOUR BOARD BY VOTING TODAY*

We urge you to exercise your right as a shareholder to be represented at your Annual Meeting. With only weeks remaining until our Annual Meeting, it is important that you act promptly to make sure that your vote is counted at the meeting.

In order to make it convenient for you to exercise your right to vote, we are enclosing an additional proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! Remember — every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Jerry A. Grundhofer